Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
William S. McCalmont 972/753-2314	Douglas Lindsay 972/753-2342
Executive Vice President & CFO	Vice President of Finance
wmccalmont@acecashexpress.com	dlindsay@acecashexpress.com
ACE CASH EXPRESS WILL DISCONTINUE OPERATION OF SELF-SERVICE MACHINES AT H&R BLOCK
DALLAS (April 20, 2006)— ACE Cash Express, Inc. (NASDAQ:AACE) announced today that it will discontinue operating self-service machines (SSMs) in H&R Block locations during the 2007 tax season. As a result of this decision, ACE will take a one-time $848,000 pre-tax charge during its fiscal third quarter of 2006 related to the early extinguishment of the DZ Bank facility, which was used to fund the SSM business, and for the termination of the SSM lease agreements.
ACE operated 128 SSMs in H&R Block locations during the 2006 tax season. These SSMs generated approximately $3.1 million of revenue for ACE and a pre-tax loss of approximately $275,000 during the quarter, excluding the charges announced today.
President and CEO Jay Shipowitz commented, “While we are disappointed that this business opportunity never reached the scale or profit levels that we anticipated, we look forward to continuing to serve our tax season customers at our more than 1,550 retail financial service stores during the 2007 tax season and focusing our energies on expanding our network of retail stores.”

ACE will hold its quarterly conference call to discuss third quarter results on April 27, 2006 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time). To participate in the conference call, please dial 800-442-9701. The confirmation code to access the call is 7592978. Jay B. Shipowitz, President and Chief Executive Officer, and William S. McCalmont, Executive Vice President and Chief Financial Officer, will present the review.
For your convenience, the conference call will be replayed in its entirety beginning at approximately 6 p.m. EDT on April 27th through 6 p.m. EDT on May 4th. If you wish to listen to a replay of the conference call, dial (800) 642-1687, provide your name and use confirmation number 7592978.
This call is being webcast by CCBN and can be accessed at ACE’s web site at www.acecashexpress.com.
About ACE Cash Express
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans, bill payment and prepaid debit card services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of March 31, 2006, ACE had a network of 1,557 stores in 36 states and the District of Columbia, consisting of 1,328 company-owned stores and 229 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to financial services. ACE’s website is found at http://www.acecashexpress.com.
Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:
•	ACE’s relationships with True Financial, Inc., Republic Bank & Trust Company, First Bank of Delaware, Travelers Express and its affiliates, and its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any impact to ACE’s earnings derived from the RBT loans offered by Republic Bank & Trust Company and the FBD loans offered by First Bank of Delaware at ACE’s stores in Pennsylvania and Arkansas from the Federal Deposit Insurance Corporation’s Revised Guidelines for Payday Lending, which took effect on July 1, 2005 and require that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.

ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.